Exhibit 2.18

GREY GLOBAL GROUP INC.,

WPP GROUP PLC,

WPP 2005 LIMITED,

WPP PLC,

WPP AIR 1 LIMITED,

WPP AIR 3 LIMITED

and

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of October 7, 2008

To the Indenture dated

as of October 28, 2003

5% Contingent Convertible Subordinated Debentures due 2033

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE, dated as of October 7, 2008 (this “Fifth Supplemental Indenture”) among WPP PLC, a Jersey incorporated public company (“New WPP”), WPP Air 1 Limited and WPP Air 3 Limited, each Irish limited companies (the “WPP UK Partnership Partners”), to be partners of an English general partnership to be formed prior to the Asset Conveyance Time (as defined below) (“WPP UK Partnership”), WPP GROUP PLC (formerly known as WPP 2005 plc), an English public limited company (“WPP Holdings”), WPP 2005 LIMITED (formerly known as WPP Group plc), an English public limited company (“WPP”), GREY GLOBAL GROUP INC. (formerly known as Abbey Merger Corporation), a Delaware corporation and a wholly owned subsidiary of WPP (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (formerly known as American Stock Transfer & Trust Company), a limited liability trust company organized under the laws of the State of New York, as trustee (the “Trustee”). All capitalized terms used herein without definition shall have the meanings specified in the Indenture referred to below, unless otherwise specified.

WITNESSETH:

WHEREAS, Grey Global Group Inc. (“Grey”) and the Trustee heretofore executed and delivered an Indenture, dated as of October 28, 2003 (as supplemented and amended, the “Indenture”), pursuant to which Grey issued its 5% Contingent Convertible Subordinated Debentures due 2033 in the aggregate principal amount of $150,000,000 (as supplemented and amended, the “Debentures”), originally convertible into shares of common stock, par value $0.01 per share, of Grey (“Grey Common Stock”);

WHEREAS, as of September 11, 2004, WPP, the Company and Grey entered into an Agreement and Plan of Merger pursuant to which, on March 8, 2005, Grey merged with and into the Company, with the Company being the Surviving Corporation in such merger (the “Merger”);

WHEREAS, pursuant to the Merger, the outstanding shares of Grey Common Stock were converted into the right to receive either cash consideration or share consideration comprised of WPP Ordinary Shares or WPP ADSs;

WHEREAS, on February 28, 2005, WPP, the Company, Grey and the Trustee executed and delivered a First Supplemental Indenture pursuant to which (x) the Company expressly assumed all of Grey’s obligations under the Indenture from and after the Merger and (y) WPP became a co-obligor, jointly and severally with the Company, with respect to the payment of principal and interest under the Debentures and substantially all of the Company’s obligations under the Indenture from and after the Merger;

WHEREAS, on February 28, 2005, WPP, the Company, Grey and the Trustee executed and delivered a Second Supplemental Indenture pursuant to which, from and after the Merger, each $1,000 principal amount of Debentures became convertible into (a) WPP ADSs representing a number of WPP Ordinary Shares equal to the quotient of $522.46, divided by the Conversion Price (as defined below) and (b) the Cash Conversion Amount (as defined below);

WHEREAS, on October 21, 2005, WPP Holdings, WPP, the Company and the Trustee executed and delivered a Third Supplemental Indenture, pursuant to which, as of the Scheme Effective Date (as defined below), each $1,000 of principal amount of the Debentures was to become convertible into (a) WPP Holdings ADSs representing a number of WPP Holdings Ordinary Shares equal to the quotient of $522.46, divided by the Conversion Price and (b) the Cash Conversion Amount payable by WPP;

WHEREAS, on October 25, 2005 (the “Scheme Effective Date”) pursuant to a Scheme of Arrangement (under Section 425 of the United Kingdom Companies Act 1985), dated August 31, 2005, between WPP and the holders of WPP Ordinary Shares, (a) all outstanding WPP Ordinary Shares were cancelled and extinguished, (b) new shares of WPP having an aggregate nominal amount equal to the cancelled and extinguished WPP Ordinary Shares were allotted and issued to WPP Holdings (and as a result WPP became a wholly-owned subsidiary of WPP Holdings), and (c) in consideration for the cancellation of the WPP Ordinary Shares and the issuance of WPP Ordinary Shares to WPP Holdings, WPP Holdings allotted and issued to holders of WPP Ordinary Shares one WPP Holdings Ordinary Share for each WPP Ordinary Share cancelled under the Scheme;

WHEREAS, on December 29, 2005, WPP Holdings, WPP, the Company and the Trustee executed and delivered a Fourth Supplemental Indenture, pursuant to which WPP Holdings became a co-obligor, jointly and severally with the Company and WPP, with respect to the payment of principal and interest under the Debentures (and the Cash Conversion Amount upon conversion of Debentures) and substantially all of the Company’s obligations under the Indenture from and after the Scheme Effective Date;

WHEREAS, WPP Holdings and certain of its subsidiaries contemplate entering into a reorganization transaction under which (i) pursuant to a Scheme of Arrangement (under Part 26 of the United Kingdom Companies Act 2006) between WPP Holdings and the holders of WPP Holdings Ordinary Shares by which New WPP will agree to be bound (the “Scheme II”) on the effective date of the Scheme II (the “Scheme II Effective Date” ), (a) all outstanding WPP Holdings Ordinary Shares will be cancelled and extinguished, (b) new shares of WPP Holdings having an aggregate nominal amount equal to the cancelled and extinguished WPP Holdings Ordinary Shares will be allotted and issued to New WPP (and as a result WPP Holdings will become a wholly-owned subsidiary of New WPP), and (c) in consideration for the cancellation of the WPP Holdings Ordinary Shares and the issuance of WPP Holdings Ordinary Shares to New WPP, New WPP will allot and issue to holders of WPP Holdings Ordinary Shares one New WPP Ordinary Share (as defined below) for each WPP Holdings Ordinary Share canceled under the Scheme II and (ii) promptly after the Scheme II Effective Date, a subsidiary of WPP and WPP Holdings will convey to the WPP UK Partnership Partners, as partners of the WPP UK Partnership, assets that may constitute the assets of WPP and WPP Holdings “substantially as an entirety” (such conveyance, the “Asset Conveyance” and the time of such conveyance, the “Asset Conveyance Time”);

WHEREAS, in satisfaction of the requirements of Section 11C.11 of the Indenture, pursuant to Article II of this Fifth Supplemental Indenture, after the Scheme II Effective Date, the Holder of each Debenture shall have the right to convert such Debenture into (a) New WPP ADSs (as defined below) representing a number of New WPP Ordinary Shares equal to the quotient of $522.46, divided by the Conversion Price (initially $8.84 per New WPP Ordinary Share) and (b) the Cash Conversion Amount;

WHEREAS, pursuant to Sections 2.14(c) and 2.15(c), in connection with the Asset Conveyance, the WPP UK Partnership Partners, are expressly assuming, from and after the Asset Conveyance Time, all of the obligations of WPP and WPP Holdings under the Indenture, including the obligation to pay the principal of, and interest on, the Debentures and the performance of the other covenants under Article 4 of the Indenture, without releasing WPP or WPP Holdings from their obligations under the Indenture;

WHEREAS, in connection with the execution and delivery of this Fifth Supplemental Indenture, the Trustee has received an Officers’ Certificate and an Opinion of Counsel as contemplated by Sections 7.02, 9.06, 11B.11 and 12.04 of the Indenture;

WHEREAS, all other acts necessary to make this Fifth Supplemental Indenture a valid, binding and enforceable instrument, and all of the conditions and requirements set forth in the Indenture, have been performed and fulfilled and the execution and delivery of this Fifth Supplemental Indenture have been in all respects duly authorized.

NOW THEREFORE, the parties have executed and delivered this Fifth Supplemental Indenture, and each of the Company, WPP, WPP Holdings, New WPP, the WPP UK Partnership Partners and the Trustee hereby agrees for the other parties’ benefit, and for the equal and ratable benefit of the Holders, as follows:

Article I.

DEFINITIONS

Section 1.01 of the Indenture is hereby amended by inserting the following new definitions in appropriate alphabetical order:

“Scheme II” means the Scheme of Arrangement (under Part 26 of the United Kingdom Companies Act 2006) between WPP Holdings and the holders of WPP Holdings Ordinary Shares by which New WPP will agree to be bound on the Scheme II Effective Date.

“Scheme II Effective Date” means the effective date of the Scheme II.

“New WPP” means New WPP, and any and all successors thereto.

“New WPP ADS” means the American depository shares of New WPP.

“New WPP Board of Directors” means the board of directors of New WPP, or any authorized committee thereof.

“New WPP Market Price” means, with respect to New WPP Ordinary Shares, the average of the Last Reported Sale Price (as defined in Section 11C.01 of this Indenture) per share of New WPP Ordinary Shares, and with respect to New WPP ADSs, the average of the Last Reported Sale Price per New WPP ADSs, for 20 consecutive trading days before the record date with respect to any distribution, issuance or other event requiring such computation, appropriately adjusted (as determined in good faith by the New WPP Board of Directors, whose determination shall be conclusive) to take into account the occurrence, during the period commencing on the first of such 20 consecutive trading days and ending on such record date, of any event requiring adjustment of the Conversion Price under Article 11C of this Indenture.

“New WPP Ordinary Shares” means the ordinary shares of New WPP with a nominal value of 10 pence per share.

Article II.

CONVERSION OF THE SECURITIES

Section 2.01 Amendment to Article 11B. Article 11B of the Indenture is hereby amended to add the following:

“11B.16 Effectiveness. This Article 11B shall be null and void and of no further force and effect from and after the Scheme II Effective Date.”

Section 2.02 Addition of Article 11C. Effective as of the Scheme II Effective Date, the Indenture is hereby amended to add the following Article 11C in satisfaction of the requirements of Section 11B.11 of the Indenture in connection with the Scheme II:

“ARTICLE 11C

CONVERSION OF THE SECURITIES

11C.01 Conversion Privilege.

Subject to the provisions of this Article 11C, a Holder may at any time from and after the Scheme II Effective Date, prior to the close of business on the Business Day immediately preceding October 15, 2033 (the “Conversion Expiration Date”) convert each $1,000 principal amount of Debentures into (i) a number of New WPP ADSs representing New WPP Ordinary Shares equal to $522.46 (the “Stock Conversion Amount”), divided by the Conversion Price in effect on the applicable Conversion Date and (ii) $499.31 in cash (the “Cash Conversion Amount”) to be paid by the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners. The “Conversion Price” shall be initially equal to the Initial Post-Merger Conversion Price, subject to adjustment pursuant to Section 11C.06.

“Initial Post-Merger Conversion Price” shall be equal to $8.84 per New WPP Ordinary Share.

As promptly as practicable after the Scheme II Effective Date, New WPP shall give written notice to the Trustee and make a public announcement of the Scheme II Effective Date.

A Debenture in respect of which a Holder elects to exercise its option to require repurchase pursuant to Section 3.11 or 3.16 may be converted only if such Holder withdraws its election in accordance with Section 3.11(d) and Section 3.12 or Section 3.16(c) and Section 3.17, as applicable. A Holder of Debentures is not entitled to any rights of a holder of New WPP ADSs until such Holder has converted its Debentures to New WPP ADSs, and only to the extent such Debentures are deemed to have been converted to New WPP ADSs under this Article 11C.

The “Last Reported Sale Price” of the New WPP Ordinary Shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by The London Stock Exchange or, if the New WPP Ordinary Shares are not reported by The London Stock Exchange, as reported in composite transactions for the principal securities exchange on which the New WPP Ordinary Shares are traded. If the New WPP Ordinary Shares are not reported by The London Stock Exchange and not listed for trading on a securities exchange on the relevant date, the “Last Reported Sale Price” of the New WPP Ordinary Shares will be the average of the mid-point of the last bid and asked prices for the New WPP Ordinary Shares on the relevant date quoted by each of at least three independent nationally recognized investment banking firms selected by New WPP for this purpose. The “Last Reported Sale Price” of the New WPP ADSs on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by The Nasdaq Global Select Market or, if the New WPP ADSs are not reported by The Nasdaq Global Select Market, as reported in composite transactions for the principal U.S. securities exchange on which the New WPP ADSs are traded. If the New WPP ADSs are not reported by The Nasdaq Global Select Market and not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” will be the last quoted bid price for the New WPP ADSs in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the New WPP ADSs are not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and asked prices for the New WPP ADSs on the relevant date quoted by each of at least three independent nationally recognized investment banking firms selected by New WPP for this purpose.

A “Trading Day” means, with respect to New WPP Ordinary Shares, a day during which trading in securities generally occurs on The London Stock Exchange or, if the New WPP Ordinary Shares are not then listed on The London Stock Exchange, on the principal other securities exchange on which the New WPP Ordinary Shares are then listed or, if the New WPP Ordinary Shares are not then listed on a securities exchange, on the principal other market on which the New WPP Ordinary Shares are then traded. A “Trading Day” with respect to the New WPP ADSs means a day during which trading in securities generally occurs on The Nasdaq Global Select Market or, if the New WPP ADSs are not then listed on The Nasdaq Global Select Market, on the principal other U.S. national or regional securities exchange on which the New WPP ADSs are then listed or, if the New WPP ADSs are not then listed on a national or regional securities exchange, on the principal other market on which the New WPP ADSs are then traded.

A “Dividend Payment Period” shall commence on each date on which New WPP has announced that it (i) will make a Below Market Issuance (as defined below), (ii) will distribute a Cash Dividend (as defined below) or an Asset Distribution (as defined below), which distribution has a per share value as determined in good faith by the New WPP Board of Directors exceeding 10% of the Last Reported Sale Price of New WPP Ordinary Shares on the trading day immediately preceding the declaration date for such distribution or (iii) has commenced a Tender Offer (as defined below), and end on the earlier of (a) the close of business on the Business Day immediately prior to the ex-dividend date with respect to such distribution or dividend (or in the case of a Tender Offer, at the close of business on the Business Day immediately prior to the expiration of the Tender Offer) and (b) the close of business on the first Business Day after the day on which New WPP makes a public announcement that such distribution or dividend will not be issued or that such Tender Offer has been terminated.

A Holder may convert a portion of a Debenture equal to $1,000 or any integral multiple thereof. Provisions of this Indenture that apply to conversion of all of a Debenture also apply to conversion of a portion of a Debenture.

If a Debenture is called for redemption pursuant to Article 3, the right to convert such Debenture shall terminate at the close of business on the second Business Day before the Redemption Date for such Debenture (unless the Company shall default in making the redemption payment then due, in which case the conversion right shall terminate on the date such Default is cured and such Debenture is redeemed).

11C.02 Conversion Procedure.

To convert a Debenture, after the Scheme II Effective Date, a Holder must satisfy the requirements in paragraph 8 of the Debentures and (i) complete and manually sign the irrevocable conversion notice on the back of the Debenture and deliver such notice to the Conversion Agent, (ii) surrender the Debenture to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (iv) pay any transfer or other tax, if required by Section 11C.04 and (v) if the Debenture is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Depositary’s book-entry conversion programs. After the Scheme II Effective Date, the date on which the Holder satisfies all of the foregoing requirements is the “Conversion Date.” As soon as practicable after the Conversion Date and in any event within five Business Days, (a) New WPP shall deliver to the Holder either a receipt or a book entry notation of the number of whole New WPP ADSs issuable upon the conversion pursuant to Section 11C.05, (b) the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners shall pay to the Holder through the Conversion Agent the aggregate Cash Conversion Amount payable upon such conversion and (c) the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners shall pay to the Holder through the Conversion Agent cash in lieu of any fractional New WPP ADSs.

After the Scheme II Effective Date, the Person in whose name the Debenture is registered shall be deemed to be a holder on the Conversion Date of the New WPP ADSs for which the Debenture is converted on such Conversion Date; provided, however, that no surrender of a Debenture on any date when the transfer books relating to the New WPP ADSs shall be closed shall be effective to constitute the Person or Persons entitled to receive New WPP ADSs upon such conversion as the registered holder or holders of such New WPP ADSs on such date, but such surrender shall be effective to constitute the Person or Persons entitled to receive such New WPP ADSs as the registered holder or holders thereof for all purposes at the close of business on the next succeeding day on which such transfer books are open; provided, further, that such conversion shall be at the Conversion Price in effect on the date that such Debenture shall have been surrendered for conversion, as if such transfer books had not been closed. Upon conversion of a Debenture, such Person shall no longer be a Holder of such Debenture.

Accrued interest (including Contingent Interest, accrued Tax Original Issue Discount and Additional Amounts, if any) on a Debenture shall not be cancelled, extinguished or forfeited but rather shall, except as otherwise set forth herein, be deemed paid by an applicable portion of the New WPP ADSs issued upon conversion of such Debenture. Except as set forth in the preceding sentence, no payment or adjustment will be made for accrued interest (including Contingent Interest or Additional Amounts, if any) on a converted Debenture or for dividends or distributions on New WPP ADSs issued upon conversion of a Debenture (provided that the New WPP ADSs received upon conversion of Debentures shall continue to accrue Additional Amounts, as applicable, in accordance with the Registration Rights Agreement and shall be entitled to receive, at the next Interest Payment Date, any accrued but unpaid Additional Amounts with respect to the converted Debentures), but if any Holder surrenders a Debenture for conversion between the record date for the payment of an installment of interest and the next Interest Payment Date, then, notwithstanding such conversion, the interest (including Contingent Interest or Additional Amounts, if any), payable on such Interest Payment Date shall be paid to the Holder of such Debenture on such Interest Payment Date. In such event, such Debenture, when surrendered for conversion, must be accompanied by delivery of a check payable to the Conversion Agent in an amount equal to the interest (including Contingent Interest or Additional Amounts, if any), payable on such Interest Payment Date on the portion so converted. If such payment does not accompany such Debenture, the Debenture shall not be converted; provided, however, that no such check shall be required if such Debenture has been called for redemption on a redemption date within the period between and including such record date and such Interest Payment Date, or if such Debenture is surrendered for conversion on the Interest Payment Date. If the Company defaults in the payment of interest (including Contingent Interest or Additional Amounts, if any) payable on the Interest Payment Date, the Conversion Agent shall repay such funds to the Holder.

No fractional New WPP ADSs shall be issued upon conversion of Debentures. If more than one Debenture shall be surrendered for conversion at one time by the same Holder, the number of full New WPP ADSs that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Debentures (or specified portions thereof to the extent permitted hereby) so surrendered. If any fractional New WPP ADS would be issuable upon the conversion of any Debenture or Debentures, the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners shall make a payment in lieu thereof in cash based on the current New WPP Market Price of a New WPP ADSs on the Conversion Date in addition to the Cash Conversion Amount.

Upon surrender of a Debenture that is converted in part, the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Debenture equal in principal amount to the unconverted portion of the Debenture surrendered.

11C.03 Adjustments Below Nominal Value.

Before taking any action which would cause an adjustment decreasing the Conversion Price so that the New WPP Ordinary Shares represented by the New WPP ADSs issuable upon conversion of the Debentures would be issued for less than the nominal value of such New WPP Ordinary Shares, New WPP will take all corporate action which may be necessary in order that New WPP may validly and legally issue fully paid or credited as fully paid and nonassessable shares of such New WPP Ordinary Shares represented by New WPP ADSs issuable upon conversion of the Debentures at such adjusted Conversion Price.

11C.04 Taxes on Conversion.

If a Holder converts a Debenture, the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners shall pay any documentary, stamp or similar issue or transfer tax due on the issue of New WPP Ordinary Shares or New WPP ADSs upon such conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name. Each of the Company, New WPP and the depositary for the New WPP ADSs may refuse to deliver the New WPP Ordinary Shares or receipts representing the New WPP ADSs being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.

11C.05 New WPP to Provide New WPP Ordinary Shares and New WPP ADSs.

New WPP shall from time to time after the Scheme II Effective Date as may be necessary, reserve, out of its authorized but unissued New WPP Ordinary Shares, a sufficient number of New WPP Ordinary Shares to permit the conversion of all outstanding Debentures into New WPP ADSs issuable upon conversion of the Debentures.

New WPP covenants that all New WPP Ordinary Shares represented by the New WPP ADSs delivered upon conversion of the Debentures shall be newly issued shares or treasury shares, shall be duly authorized, validly issued, and fully paid or credited as fully paid, and no further contribution in respect thereof will be required to be made to New WPP by the holders thereof when issued, and shall be free from preemptive rights and free of any lien or adverse claim. New WPP shall take such action from time to time as shall be necessary so that the aggregate nominal value of the New WPP Ordinary Shares issued upon conversion of any Debenture or underlying the New WPP ADSs issued upon conversion of any Debentures shall at all times be equal to or less than the Conversion Price then in effect.

New WPP shall cause adequate availability to be maintained under a Registration Statement with respect to the New WPP ADSs as necessary to allow conversion of the Debentures.

New WPP will endeavor promptly to comply with all federal and state securities laws regulating the offer and delivery of New WPP Ordinary Shares or New WPP ADSs upon conversion of Debentures, if any, and will list or cause to have quoted such New WPP Ordinary Shares and New WPP ADSs on each national securities exchange or in the over-the-counter market or such other market on which the New WPP Ordinary Shares or New WPP ADSs are then listed or quoted.

11C.06 Adjustment of Conversion Price.

The Conversion Price shall be adjusted from time to time in connection with the occurrence of any of the following events after the Scheme II Effective Date, without duplication, as follows:

(a) In case New WPP shall pay or make a dividend or other distribution on New WPP Ordinary Shares in New WPP Ordinary Shares to all or substantially all holders of New WPP Ordinary Shares, then the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of New WPP Ordinary Shares outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (a), the number of New WPP Ordinary Shares at any time outstanding shall not include shares held as treasury shares by New WPP (except to the extent such dividend or distribution is being made with respect to such shares) but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of New WPP Ordinary Shares.

(b) In case the outstanding New WPP Ordinary Shares shall be subdivided into a greater number of New WPP Ordinary Shares, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding New WPP Ordinary Shares shall be combined into a smaller amount of New WPP Ordinary Shares, then the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(c) In case New WPP shall issue to all or substantially all holders of its New WPP Ordinary Shares, rights, warrants or options entitling such holders (for a period commencing no earlier than the record date described below and expiring not more than 60 days after such record date) to subscribe for or purchase New WPP Ordinary Shares (or securities convertible into New WPP Ordinary Shares) at a price per share less than the New WPP Market Price with respect to the New WPP Ordinary Shares at the record date for the determination of shareholders entitled to receive such rights, warrants or options (a “Below Market Issuance”), the Conversion Price in effect immediately prior thereto shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of New WPP Ordinary Shares outstanding on such record date, plus the number of shares that the aggregate subscription or purchase price for the total number of New WPP Ordinary Shares offered by the rights, warrants or options so issued (or the aggregate conversion price of the convertible securities offered by such rights, warrants or options) would purchase at such New WPP Market Price, and the denominator of which shall be the number of New WPP Ordinary Shares outstanding on such record date plus the number of additional New WPP Ordinary Shares offered by such rights, warrants or options (or into which the convertible securities so offered by such rights, warrants or options are convertible). Such adjustment shall be made successively whenever any such rights, warrants or options are issued, and shall become effective immediately after such record date. If at the end of the period during which such rights, warrants or options are exercisable not all rights, warrants or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been upon application of the foregoing adjustment substituting the number of additional New WPP Ordinary Shares actually issued (or the number of New WPP Ordinary Shares issuable upon conversion of convertible securities actually issued) for the total number of shares of New WPP Ordinary Shares offered (or the convertible securities offered).

(d) In case New WPP shall distribute to all or substantially all holders of New WPP Ordinary Shares (i) New WPP’s equity securities (other than New WPP Ordinary Shares), (ii) evidences of New WPP’s indebtedness and/or (iii) other assets (including securities, but excluding (1) any rights, warrants or options referred to in clause (c) above, (2) any rights or warrants to acquire any capital stock of any entity other than New WPP, (3) any dividends or distributions in connection with New WPP’s liquidation, dissolution or winding-up, (4) any dividends payable solely in cash that may from time to time be declared by the New WPP Board of Directors and (5) any dividends or distributions referred to in clause (a) above) (each of (i), (ii) and (iii) , an “Asset Distribution”), in which case, the Conversion Price shall be adjusted so that the adjusted Conversion Price shall equal the number determined by multiplying the Conversion Price in effect on the record date with respect to the Asset Distribution by the fraction of “A/B,” where “A” is equal to the Last Reported Sale Price (as defined above) of New WPP Ordinary Shares on such record date minus the fair market value on such record date (as determined in good faith by New WPP Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the Asset Distribution applicable to one share of New WPP Ordinary Shares, and “B” is equal to such Last Reported Sale Price.

(e) In case New WPP shall distribute or dividend to all or substantially all holders of New WPP Ordinary Shares, cash (a “Cash Dividend”) that when combined with all other Cash Dividends paid with respect to such calendar year with respect to which such Cash Dividend is paid exceeds the applicable Per Share Dividend Threshold (the amount of such excess, the “Excess Dividend”) the Conversion Price shall be reduced so that the adjusted Conversion Price shall equal the number determined by multiplying the Conversion Price in effect on the record date with respect to the Cash Dividend by the fraction of “B/A,” where “A” is equal to the Last Reported Sale Price of New WPP Ordinary Shares on such record date, and “B” is equal to such last reported sale price minus the amount of Excess Dividend applicable to one New WPP Ordinary Share. The “Per Share Dividend Threshold” shall be equal to 12.4620 pence sterling with respect to calendar year 2008; and with respect to each subsequent calendar year, the Per Share Dividend Threshold shall be equal to the Per Share Dividend Threshold applicable to the prior calendar year multiplied by 1.125; provided, however, that the Per Share Dividend Threshold shall be appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of or other similar events with respect to New WPP Ordinary Shares. For purposes hereof, the phrase “dividends paid with respect to” a calendar year shall mean dividends specifically paid out of the earnings of such calendar year. For purposes of calculating the aggregate amount of Cash Dividends paid by New WPP with respect to calendar year 2008, the interim dividend paid by WPP Holdings per WPP Holdings Ordinary Share with respect to 2008 shall be deemed to have been paid with respect to that calendar year by New WPP in respect of the WPP Holdings Ordinary Shares.

(f) In case a tender or exchange offer (a “Tender Offer”) made by New WPP or any subsidiary of New WPP for all or any portion of the New WPP Ordinary Shares shall expire and such Tender Offer (as amended as of the expiration thereof) shall require the payment to holders of New WPP Ordinary Shares of consideration per New WPP Ordinary Share having a cash and fair market value and any other consideration included in such payment per New WPP Ordinary Share (as determined by the New WPP Board of Directors, whose determination shall be conclusive and described in a resolution of the New WPP Board of Directors) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such Tender Offer (as it may be amended) exceeds the first reported sale price per New WPP Ordinary Share on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be decreased so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction,

(i) the numerator of which shall be the number of New WPP Ordinary Shares outstanding (including any tendered or exchanged shares) at the Expiration Time multiplied by the Last Reported Sale Price of a New WPP Ordinary Share on the Trading Day next succeeding the Expiration Time, and

(ii) the denominator of which shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to holders of New WPP Ordinary Shares based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of New WPP Ordinary Shares outstanding (less any Purchased Shares) at the Expiration Time and the Last Reported Sale Price of a New WPP Ordinary Share on the Trading Day next succeeding the Expiration Time, such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time. If New WPP is obligated to purchase shares pursuant to any such Tender Offer, but New WPP is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such Tender Offer had not been made.

If an adjustment is required to be made as set forth in Section 11C.06(f) above, such adjustment shall be calculated based upon the amount by which the aggregate consideration paid for New WPP Ordinary Shares acquired in the Tender Offer exceeds the value of such shares based on the first reported sale price of New WPP Ordinary Shares on the Trading Day next succeeding the Expiration Time.

11C.07 No Adjustment.

No adjustment in the Conversion Price shall be required under Section 11C.06 unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustment which by reason of this Section 11C.07 is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

With respect to Sections 11C.06(d) and (e) hereof, no adjustment to the Conversion Price shall be made if New WPP provides that Holders of Debentures will participate in the Asset Distribution or the Cash Dividend, as applicable, on an as-converted basis without conversion. Furthermore, if the numerator of the fraction described in Sections 11C.06(d) and (e) hereof is less than 1 United Kingdom pence (including a negative amount) then in lieu of any adjustment of the Conversion Price, New WPP shall make adequate provision so that each Holder of Debentures shall have the right to receive upon conversion, in addition to the cash payable by the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners and New WPP ADSs issuable upon such conversion, an additional cash amount from the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners equal to the distribution or dividend such Holder would have received had such Holder converted such Debentures immediately prior to the record date for such distribution or dividend. In the case where this Indenture provides that a Conversion Price adjustment is effective upon the record date for a distribution or dividend, if the distribution or dividend is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such distribution or dividend had not been declared.

11C.08 Equivalent Adjustments.

If, as a result of an adjustment made pursuant to Section 11C.06 above, the Holder of any Debenture thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of New WPP other than New WPP ADSs representing New WPP Ordinary Shares, thereafter the Conversion Price of such other shares so receivable upon conversion of any Debentures shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to New WPP Ordinary Shares contained in this Article 11C.

11C.09 Notice of Adjustment.

Whenever the Conversion Price is adjusted pursuant to Section 11C.06, or Holders become entitled to other securities or due bills, New WPP shall promptly mail to Holders a notice of the adjustment and file with the Trustee an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence of the correctness of such adjustment and the Trustee may conclusively assume that, unless and until such certificate is received by it, no such adjustment is required.

11C.10 Notice of Certain Transactions.

After the Scheme II Effective Date, New WPP shall give notice to the Holders of record of the Debentures of the pending occurrence of each Below Market Issuance, Cash Dividend and Asset Distribution not less than twenty Business Days prior to the ex-dividend date for such distribution and notice to the Holders of record of the Debentures of the occurrence of each Change of Control within twenty Business Days after New WPP obtains knowledge of such occurrence of a Change of Control.

New WPP shall cause any such notice to be filed with the Trustee and the Conversion Agent and to be mailed to each Holder of Debentures at its address appearing on the list provided for in Section 2.05, as promptly as possible but in any event at least ten days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record of the holders of New WPP ADSs is to be taken for the purpose of such transaction, or, if a record is not to be taken, the date as of which the holders of New WPP ADSs are to be determined, or (y) the date on which such transaction is expected to become effective or occur, and the date as of which it is expected that holders of New WPP ADSs of record shall be entitled to exchange their New WPP ADSs for securities or other property deliverable upon such transaction.

11C.11 Effect of Reclassification, Consolidation, Merger, Share Exchange or Sale on Conversion Privilege.

If any of the following shall occur after the Scheme II Effective Date, namely (i) any reclassification or change of outstanding New WPP Ordinary Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); (ii) any consolidation, combination, merger, scheme of arrangement or share exchange to which New WPP is a party other than a merger or scheme of arrangement in which New WPP is the continuing corporation and that does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding New WPP Ordinary Shares; or (iii) any sale or conveyance of all or substantially all of the assets of New WPP, then New WPP, or such successor or purchasing corporation, as the case may be, and the Company shall, as a condition precedent to such reclassification, change, consolidation, combination, merger, scheme of arrangement, share exchange, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that the Holder of each Debenture then outstanding shall have the right to convert such Debenture into (a) the Cash Conversion Amount and (b) the kind and amount of shares of capital stock and other securities and property (including cash) (“Acquiror Securities”) receivable upon such reclassification, change, consolidation, combination, merger, scheme of arrangement, share exchange, sale or conveyance by a holder of the number of New WPP Ordinary Shares deliverable upon conversion of such Debenture immediately prior to the record date or effective date, as applicable, of such reclassification, change, consolidation, combination, merger, scheme of arrangement, share exchange, sale or conveyance. Such supplemental indenture shall provide for adjustments of the Conversion Price that shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article 11C. If, in the case of any such consolidation, combination, merger, scheme of arrangement, share exchange, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of New WPP Ordinary Shares includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, combination, merger, scheme of arrangement, share exchange, sale or conveyance, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holders of the Debentures as the New WPP Board of Directors shall reasonably consider necessary by reason of the foregoing. The provision of this Section 11C.11 shall similarly apply to successive consolidations, combinations, mergers, schemes of arrangement, share exchanges, sales or conveyances. Notwithstanding the foregoing, a distribution by New WPP to all or substantially all holders of its New WPP Ordinary Shares for which an adjustment to the Conversion Price or provision for conversion of the Debentures may be made pursuant to Section 11C.06 shall not be deemed to be a sale or conveyance of all or substantially all of the assets of New WPP for purposes of this Section 11C.11.

In the event New WPP shall execute a supplemental indenture pursuant to this Section 11C.11, New WPP shall promptly file with the Trustee an Opinion of Counsel stating that such supplemental indenture is authorized or permitted by this Indenture and an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of the Debentures upon the conversion of their Debentures after any such reclassification, change, consolidation, combination, merger, scheme of arrangement, share exchange, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

11C.12 Trustee’s Disclaimer.

The Trustee has no duty to determine when an adjustment under this Article 11C should be made, how it should be made or what such adjustment should be made, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be authorized and protected in relying upon, the Officers’ Certificate with respect thereto which New WPP is obligated to file with the Trustee pursuant to Section 11C.09. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Debentures, and the Trustee shall not be responsible for the Company, WPP, WPP Holdings, the WPP UK Partnership Partners and/or New WPP’s failure to comply with any provisions of this Article 11C. Each Conversion Agent (other than New WPP or an Affiliate of New WPP) shall have the same protection under this Section 11C.12 as the Trustee.

The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 11C.11, but may accept as conclusive evidence of the correctness thereof, and shall be authorized and protected in relying upon, the Officers’ Certificate with respect thereto which New WPP is obligated to file with the Trustee pursuant to Section 11C.11.

11C.13 Voluntary Reduction.

New WPP may, from time to time after the Scheme II Effective Date, to the extent permitted by law and The Nasdaq Stock Market Marketplace Rules, reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case New WPP shall give at least fifteen (15) days’

notice of such reduction. In particular, New WPP may, at its option after the Scheme II Effective Date, make such reduction in the Conversion Price, in addition to those set forth in Section 11C.06, as it deems advisable to avoid or diminish any income tax to holders of New WPP Ordinary Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes or for any other reasons.

11C.14 Simultaneous Adjustments.

In the event that this Article 11C requires adjustments to the Conversion Price under more than one of the subsections of Section 11C.06, and the record dates for the distributions giving rise to such adjustments shall occur on the same date, or if more than one event requiring adjustment pursuant to Section 11C.06 shall occur before completing the determination for the Conversion Price for the first event requiring such adjustment, then in each case, such adjustments shall be made in such order as determined by the New WPP Board of Directors (whose determination shall, if made in good faith, be conclusive) as shall preserve for Holders the Conversion Price protection provided in Section 11C.06.

11C.15 Effectiveness; Cross References.

Following the Scheme II Effective Date, all references to Article 11 or any Section thereof shall be deemed to be references to this Article 11C and the respective Sections hereof.”

Section 2.02 Amendment to Paragraph 8 of the Debenture. Effective from and after the Scheme II Effective Date, paragraph 8 of the Debenture is hereby amended and restated to read in its entirety as follows:

“8. Conversion. Subject to the provisions of Article 11C of the Indenture, a Holder of a Debenture may convert such Debenture into the Cash Conversion Amount in cash payable by the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners and New WPP ADSs representing a number of New WPP Ordinary Shares equal to the Stock Conversion Amount divided by the Conversion Price; provided, however, that if such Debenture is called for redemption, the conversion right will terminate on the second Business Day immediately preceding the Redemption Date of such Debenture (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such Default is cured and such Debenture is redeemed). The initial conversion price is $8.84 per New WPP Ordinary Share, subject to adjustment under certain circumstances as described in the Indenture (the “Conversion Price”). The number of shares of Common Stock issuable upon conversion of a Debenture prior to the Effective Time is determined by dividing the principal amount of Debentures converted by the Conversion Price in effect on the conversion date. The number of New WPP Ordinary Shares represented by New WPP ADSs issuable upon conversion of a Debenture from and after the Effective Time is determined by dividing (a) the Stock Conversion Amount by (b) the Conversion Price in effect on the conversion date. Upon conversion, no adjustment for interest (including Contingent Interest and Additional Amounts, if any), or dividends will be made. No fractional shares will be issued upon conversion; in lieu thereof, an amount will be paid by the Company, WPP, WPP Holdings and/or the WPP UK Partnership Partners in cash based upon the current New WPP Market Price (as defined in the Indenture) of New WPP ADSs on the last trading day prior to the date of conversion.

To convert a Debenture, a Holder must (a) complete and sign the irrevocable conversion notice set forth below (copies of which may also be obtained from the Conversion Agent) and deliver such notice to the Conversion Agent, (b) surrender the Debentures by delivering them to the Conversion Agent, at the office or agency maintained for such purpose in the Borough of Manhattan, The City of New York, (c) furnish appropriate endorsements and transfer documents if required by the Registrar or the Conversion Agent, (d) pay any transfer or similar tax, if required and (e) if the Debenture is held in book-entry form, complete and deliver to the Depositary appropriate instructions pursuant to the Depositary’s book-entry conversion programs. Upon satisfaction of such requirements, the Conversion Agent shall, on behalf of such Holder, immediately convert such Debentures into the Cash Conversion Amount and New WPP ADSs representing the number of New WPP Ordinary Shares described above. If a Holder surrenders a Debenture for conversion between the record date for the payment of an installment of interest and the related Interest Payment Date, the Debenture must be accompanied by payment of an amount equal to the interest (including Contingent Interest and Additional Amounts, if any), payable on such Interest Payment Date on the principal amount of the Debenture or portion thereof then converted; provided, however, that no such payment shall be required if such Debenture has been called for redemption on a Redemption Date within the period between and including such record date and such Interest Payment Date, or if such Debenture is surrendered for conversion on the Interest Payment Date. A Holder may convert a portion of a Debenture equal to $1,000 or any integral multiple thereof.

A Debenture in respect of which a Holder has delivered a Holder Change of Control Acceptance Notice exercising the option of such Holder to require the Company to repurchase such Debenture as provided in Section 3.11 or a Purchase Acceptance Notice exercising the option of such Holder to require the Company to repurchase such Debenture as provided in Section 3.16 of the Indenture may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.”

Article III.

WPP UK PARTNERSHIP PARTNERS AGREEMENT TO ASSUME

The WPP UK Partnership Partners hereby expressly assume, from and after the Asset Conveyance Time, all of WPP and WPP Holdings’ obligations, including the payment of principal of, and interest on, the Debentures and the performance of the other covenants under Article 4 of the Indenture. The foregoing shall not relive WPP or WPP Holdings from their respective obligations under the Indenture.

As promptly as practicable after the Asset Conveyance Time, the WPP UK Partnership Partners shall give written notice to the Trustee of the Asset Conveyance Time.

Article IV.

FILINGS WITH THE TRUSTEE

Section 4.01 Amendment of Section 4.03(c). Section 4.03(c) of the Indenture is hereby amended to add following as the last sentence thereof:

“The Company shall file with the Trustee, within 15 days after New WPP files such annual reports, information, documents and other reports with the SEC, copies of New WPP’s annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which New WPP is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.”

Article V.

MISCELLANEOUS

Section 5.01 Binding Agreement; Assignments. Whenever in this Fifth Supplemental Indenture any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.

Section 5.02 Relation to Indenture. This Fifth Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been originally set forth in the Indenture. The Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with its terms and provisions, as supplemented and amended by this Fifth Supplemental Indenture. The Indenture and this Fifth Supplemental Indenture shall be read, taken and construed together as one instrument.

Section 5.03 Counterparts. This Fifth Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 5.04 Governing Law. This Fifth Supplemental Indenture shall be governed by and construed in advance with the law of the State of New York.

Section 5.05 Trustee. The recitals contained herein shall be taken as the statements of WPP, WPP Holdings, New WPP, the WPP UK Partnership Partners and the Company, and the Trustee assumes no responsibility for their accuracy or correctness. The Trustee makes no representations as to the validity or sufficiency of this Fifth Supplemental Indenture.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.